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Don Markley
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Genesis Biopharma Names Former Member of the Joint Chiefs of Staff
General Merrill McPeak to Board of Directors

LOS ANGELES (July 21, 2011) – Genesis Biopharma, Inc. (OTC/BB: GNBP), a biotechnology company developing targeted cancer therapies, today announced it has named retired four-star General Merrill A. McPeak to its Board of Directors.  General McPeak served nearly four decades in the U.S. Air Force and was USAF chief of staff from 1990 to 1994.  The Genesis Biopharma Board now consists of 7 members, including 5 independent directors.

“General McPeak has been a distinguished leader throughout his life, both in the military and in business.  We are delighted and honored that he has joined our board,” said Anthony J. Cataldo, Chairman and Chief Executive Officer of Genesis Biopharma.

General McPeak commented, "I am delighted at the prospect of joining the board of Genesis Biopharma. The rapid deployment of targeted anti-cancer technologies is the key to combating these deadly diseases, and Genesis is at the forefront of some very promising developments. I hope I can help bring these new therapeutic tools into use, and at the same time help build a great company."

A career fighter pilot, General McPeak spent two years with the Air Force’s elite aerobatic team, the Thunderbirds, and flew 269 combat missions during the Vietnam conflict. Senior leadership assignments included command of the 20th Fighter Wing in NATO, the Twelfth Air Force (and concurrently, commander of US Southern Command Air Forces), and the Pacific Air Forces. He was Air Force chief of staff during a period of very active U.S. involvement overseas, including Operation Desert Storm.

Following retirement from active service, General McPeak began a second career in business. He is or has been a director of several public companies, including Tektronix, TWA and ECC International. He is currently Chairman of Ethicspoint, a provider of risk management and compliance software-as-a-service, and is a director of several public and private companies, including DGT Holdings (DGTC.OB), Derycz Scientific (DYSC.OB), Miller Energy Resources (MILL.NYSE), Sensis Corporation and Coast Plating. He is also a member of the Advisory Board of the L.A. Film School.

In 2008, General McPeak was a national co-chairman of Obama for President, and in 2010 the President appointed him to the American Battle Monuments Commission, responsible for supervising the 24 cemeteries and 25 memorials in 15 countries overseas that commemorate the achievements and sacrifices of the men and women of our Armed Forces. In 2011, the Commission elected him its chairman.

General McPeak was a distinguished graduate of the San Diego State College ROTC program in 1957, and received the university’s first ever Lifetime Achievement Award in 1992. He also holds a Master’s in International Relations from George Washington University.

About Genesis Biopharma, Inc.

Genesis Biopharma, Inc. is a development-stage biotechnology company engaged in the development of targeted cancer therapies. For more information about the company, visit www.genesis-biopharma.com.

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